Exhibit 10.4

AMENDING AGREEMENT

THIS AGREEMENT made the 5th day of February, 2009

BETWEEN:

LML PAYMENT SYSTEMS INC., a corporation continued under the laws of the Yukon Territory of 1680 – 1140 West Pender Street, Vancouver, B.C., V6E 4G1

(the “Company”)

AND:

RICHARD SCHULZ, businessman of North Vancouver, B.C.

(the “Executive”)

WHEREAS:

A.
The Company and the Executive are parties to an employment agreement dated March 31, 2008 (the “Original Agreement”) whereby the Company has retained the services of the Executive in acting as the Chief Accounting Officer of the Company;

B.	The Board has determined that it is in the best interests of the Company to make the bonus structure for the Executive the same as that of other senior executives of the Company;

C.	It is appropriate to amend the Original Agreement in order to reflect such change to the Executive’s bonus entitlement; and

D.	The parties now wish to make certain amendments to the Original Agreement upon the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.	Section 4.2 of the Original Agreement is deleted in its entirety.

2.	The following provision is added to the Original Agreement as a new section 4.2:

“4.2           For each full fiscal year of the Company that begins and ends during the Term, commencing at the commencement of the 2010 fiscal year  of the Company, the Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) of up to thirty-five percent (35%) of the Base Salary based on the achievement by the Company of reasonable performance goals established by the Compensation Committee for each such fiscal year (or portion) which may include targets related to the earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the Company.  The Compensation Committee shall, prior to the execution of this Agreement, establish objective criteria to be used to determine the extent to which performance goals have been satisfied; provided that until the commencement of the 2010 fiscal year  of the Company, the Annual Bonus for the Executive shall be limited to being up to fifteen percent (15%) of the Base Salary based upon the same criteria as are to be applied hereunder in the 2010 fiscal year of the Company.”

3.
All provisions of the Original Agreement which are not amended by this Agreement remain unchanged and the amendments contemplated in sections 1 and 2 hereof taken together with all other unamended provisions of the Original Agreement form the employment agreement between the Company and the Executive as if such amendments formed part of the Original Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

LML PAYMENT SYSTEMS INC.

Per:

/s/ Greg MacRae
Authorized Signatory

RICHARD SCHULZ

/s/ Richard R. Schulz	/s/ Carolyn Gaines
Signature	Witness Signature

Carolyn Gaines
Print Witness Name